Exhibit 99.1

14185 Dallas Parkway
Suite 1200
Dallas, Texas 75254
(972) 490-9600

December 7, 2023

Via email to mnunneley@ashfordinc.com
Mark Nunneley
14185 Dallas Parkway, Suite 1200
Dallas, TX 75254

Re:    New employment arrangements

Dear Mark:

This letter confirms our discussions about your new role with Ashford Hospitality Advisors, LLC (the “Company”) and Ashford Inc. (“AINC”).

Background

You indicated your desire to step down from your current role as Chief Accounting Officer of the Company, AINC, Ashford Hospitality Trust, Inc., and Braemar Hotels & Resorts Inc. The Company and AINC desire that you remain employed by the Company in a full-time role with the title of Senior Managing Director of Ashford Inc., in which role you will act strategic advisor to me and the AINC Board of Directors and take on special projects as requested by me or the Board, and you have agreed to do so.

Accordingly, you and the Company have mutually agreed that you will resign as the Chief Accounting Officer (and from any other positions you may hold in AINC, its affiliates or subsidiaries, and any entities advised by AINC (collectively, the “Ashford-Related Entities”)) effective December 31, 2023, and that the Amended and Restated Employment Agreement dated September 13, 2017 (the “Employment Agreement”), will terminate on the same day without further obligation except as specifically noted below. Your new role with the Company and AINC will begin January 1, 2024 (the “Effective Date”).

Terms and Conditions of Continued Employment:

Compensation: On the Effective Date, your annualized base salary will be $400,000.00, less legally required and authorized deductions and withholdings, which will be paid in installments in accordance with the general payroll practices of the Company.

Incentive Compensation for FY23: You will receive an Incentive Bonus (defined in the Employment Agreement) and discretionary grants under one or more Ashford-Related Entities’ incentive compensation plans for FY23 in accordance with the Employment Agreement, as though the Employment Agreement was not being terminated.

Benefits; Paid Leave: You remain eligible to participate in the employee benefit plans available to all full-time employees of the Company, in accordance with the provisions of such plans. You will continue to receive paid vacation based on your current annual accrual, to be accrued and used in accordance with the Company’s vacation policy, and be eligible for other paid leave policies that are available to all full-time Company employees.

Policies; Conduct: You will continue to be expected to comply with the Company’s and AINC’s personnel, operational, and compliance policies, the Code of Business Conduct and Ethics, and expectations of professional and ethical conduct.

Continuing and Incorporated Obligations under the Employment Agreement: You acknowledge and agree that you have continuing obligations under Section 9 (CONFIDENTIAL INFORMATION) and Section 15 (COOPERATION IN FUTURE MATTERS) of the Employment Agreement. The Company acknowledges and agrees that it has continuing obligations under Section 14 (INDEMNIFICATION) of the Employment Agreement. You and the Company agree that Section 10 (NON-COMPETITION, NON-SOLICITATION AND NON-INTERFERENCE), Section 13 (DISPUTES), Section 16(l) (NON-DISPARAGEMENT) of the Employment Agreement are incorporated into this letter agreement as if they were repeated in full. Finally, you and the Company agree that any reference to the “Term” in the sections referenced in this paragraph means the period from the Effective Date until your employment ends for any reason; any reference to “Date of Termination” in the sections referenced in this paragraph means the last day of your employment with the Company; any reference to “Agreement” in the sections referenced in this paragraph means this letter agreement; and any reference to “Ashford Prime” in the sections referenced in this paragraph means Braemar.

For purposes of clarity only, nothing in these continuing and incorporated obligations or any policy of any of the Ashford-Related Entities is intended to or does prohibit you or any of the Ashford-Related Entities from (i) reporting to, communicating with, responding to an inquiry from, cooperating with, providing truthful information to, or otherwise participating in an investigation being conducted by any law enforcement agency, governmental agency, or regulatory body (such as the U.S. Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity

Commission, the U.S. Department of Labor, or another federal or state law enforcement, regulatory, or fair employment practices agency) regarding a possible or alleged violation of law or regulation and, with respect to the Executive, without prior authorization of or notice to any of the Ashford-Related Entities; (ii) giving truthful testimony or making truthful statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; or (iii) otherwise responding truthfully in response to inquiries by law enforcement agencies, governmental agencies, or regulatory bodies.

Special Payment: In appreciation of your past service and willingness to continue employment with the Company on these terms and conditions, the Company agrees to make a one-time payment to you equal to the sum of (x) your annual base salary for FY23 and (y) the average of the Incentive Bonuses received by you in FY22, FY23 and FY24, less legally required and authorized deductions and withholdings (the “Special Payment”), in connection with the termination of your employment with the Company for any reason, including by reason of your death, on the following terms and conditions:

•Your termination from employment must constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Code Section 409A”) and the regulations and other guidance thereunder.
•You (or your representative or estate, if applicable) must execute and return to the Company a separation agreement containing a waiver and release of claims in the form prescribed by the Company (the “Release”) on or prior to the 50th day following the date of termination, or such shorter time as may be prescribed in the Release, and not revoke the Release.
•Subject to the satisfaction of the prior two conditions, the Special Payment will be paid to you in twelve (12) substantially equal monthly installments (each of which installments may be made in the Company’s discretion over one or more of the Company’s payroll dates in such month) beginning in the first month after the month in which you terminate employment, provided, that the first installment payment shall be paid, without interest, on the Company’s first regular payroll date that is at least five (5) business days after the Release has become fully enforceable and irrevocable and include any installments (or fraction thereof) that would have been paid had the first installment been payable on the Company’s first payroll date in the first month after the month in which you terminate employment, and provided further, that if any portion of the Special Payment constitutes “nonqualified deferred compensation” for purposes of Code Section 409A and the period in you have to review and revoke the Release begins in one calendar year and ends in another calendar year, the first installment of the Special Payment shall begin in such second calendar year and shall include payment of any amount that otherwise would be paid earlier absent this provision, and each payment hereunder shall be deemed a separate payment for purposes of Code Section 409A.
•Notwithstanding the above, to the extent that the AINC Board reasonably determines, in its sole discretion, that any installment of the Special Payment would be subject to the additional tax imposed under Code Section 409A(a)(1)(B)

or a successor or comparable provision if your receipt of such payment is not delayed until the earlier of (x) the date that is six (6) months following the date of your termination or (y) the date of your death (such date being the “Section 409A Payment Date”), then such installment payment shall be accumulated and paid without interest on the Section 409A Payment Date. For purposes of Code Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

No Term of Employment: Your and the Company’s employment relationship is not for a specific term, and either you or the Company may terminate the employment relationship at any time, for any reason, and without or without advance notice. I do request that you give the Company at least 30 days’ advance notice of your departure as a professional courtesy.

Other Matters: You will not be eligible to participate in any bonus, equity, or other incentive compensation plan or program after the Effective Date. Any outstanding awards issued under any equity incentive plan of any of the Ashford-Related Entities, will continue to be governed by the awards and plan documents.

Please sign below to indicate your agreement with these terms and conditions.

Sincerely,

/s/ MONTY J. BENNETT
Monty J. Bennett
Ashford Inc., CEO and Chairman

AGREED:

/s/ MARK NUNNELEY
Mark Nunneley

December 7, 2023
Date Signed
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